December 4, 2006

Joseph Demmler
Chief Operating Officer
2100 Capital Group
28 State Street, Suite 3700
Boston, MA  02109

Re:      Old Mutual 2100 Absolute Return Fund, LLC
         Old Mutual 2100 Absolute Return Master Fund, LLC
         Old Mutual 2100 Emerging Managers Fund LLC
         Old Mutual 2100 Emerging Managers Master Fund, LLC

Dear Joe,

As requested by you, I have reviewed the Fidelity Bond limit requirements as prescribed in Rule 17g-1 for the 4 funds insured under Bond # 81906702. This limits analysis is based upon the total asset value of each fund as being $100,000,000, as provided by your outside counsel, Schulte, Roth & Zabel, LLP. If the assets of any of the funds exceed $100,000,000, you will need to increase the bond limit accordingly.

The results of the analysis are as follows:

Fund                                                  AUM         Required Limit

Old Mutual 2100 Absolute Return Fund, LLC             $100M       $450,000
Old Mutual 2100 Absolute Return Master Fund, LLC      $100M       $450,000
Old Mutual 2100 Emerging Managers Fund LLC            $100M       $450,000
Old Mutual 2100 Emerging Managers Master Fund, LLC    $100M       $450,000

Total                                                             $1,800,000


As you are aware, the limit under the current bond is $1,800,000. Therefore, according to these calculations, the bond amount is sufficient to meet requirements of Rule 17g-1. I recommend you review this calculation and advise us if there are any changes to the asset value in the event you need to increase the bond.

Sincerely,

/s/ Barbara Gubitose
-----------------------
Barbara Gubitose
Senior Vice President

Cc: Kathy Armata, OMUSH